Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

July 2011 Performance Update

The Frontier Fund Supplement Dated July 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 3

T H E    F RO N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	July 31, 2011	July 31, 2011	NAV /Unit
	MTD	YTD
Balanced Series-3a	-1.27%	-1.50%	$131.66
Long Only Commodity Series-3	1.74%	2.33%	$106.30
Long/Short Commodity Series-3	5.60%	13.47%	$173.90
Managed Futures Index Series-3	2.25%	-6.87%	$118.02

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of July 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(57,344.08)
Unrealized trading gain/(loss)			30,372.34
Less: commissions			(3,645.01)
Less: FCM fees			(1,110.00)
Foreign currency gain/(loss)			830.90
Interest income			4,073.22

Total Income			(26,822.63)

EXPENSES

Trading Fee			6,834.17
Management fees			1,934.03
Incentive fees			6,470.44

Total Expenses			15,238.64

Net Income (Loss)			$(42,061.27)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	24,537.97511	$3,272,385.48	133.36
Current month additions	223.23846	29,442.33
Current month redemptions	(1,243.07384)	(163,356.03)
Net Income (loss) for current month		(42,061.27)

Net Asset Value, end of current month	23,518.13973	$3,096,410.51	131.66

	Monthly rate of return		-1.27%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$10,767.84
Unrealized trading gain/(loss)			781.70
Less: commissions			—
Less: FCM fees			(269.99)
Foreign currency gain/(loss)			—
Interest income			1,257.71

Total Income			12,537.26

EXPENSES

Management fees			728.06
Incentive fees			—

Total Expenses			728.06

Net Income (Loss)			$11,809.20

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	5,567.60839	$581,729.68	104.48
Current month additions	1,970.50380	209,862.20
Current month redemptions	(1,633.86622)	(175,768.66)
Net Income (loss) for current month		11,809.20

Net Asset Value, end of current month	5,904.24597	$627,632.42	106.30

	Monthly rate of return		1.74%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long Only Commodity Series 3

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$416,109.77
Unrealized trading gain/(loss)			1,180,422.62
Less: commissions			(10,258.00)
Less: FCM fees			(9,385.10)
Foreign currency gain/(loss)			342.26
Interest income			41,602.16

Total Income			1,618,833.71

EXPENSES

Management fees			111,900.62
Incentive fees			207,975.73

Total Expenses			319,876.35

Net Income (Loss)			$1,298,957.36

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	142,310.48818	$23,435,669.84	164.68
Current month additions	3,325.40932	560,583.92
Current month redemptions	(6,543.79286)	(1,106,932.52)
Net Income (loss) for current month		1,298,957.36

Net Asset Value, end of current month	139,092.10464	$24,188,278.60	173.90

	Monthly rate of return		5.60%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 3

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(11,339.53)
Unrealized trading gain/(loss)			19,142.01
Less: commissions			(74.79)
Less: FCM fees			(132.82)
Foreign currency gain/(loss)			48.20
Interest income			566.74

Total Income			8,209.81

EXPENSES

Management fees			715.68
Incentive fees			—

Total Expenses			715.68

Net Income (Loss)			$7,494.13

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,917.76315	$336,781.15	115.42
Current month additions	—	—
Current month redemptions	(24.31670)	(2,793.32)
Net Income (loss) for current month		7,494.13

Net Asset Value, end of current month	2,893.44645	$341,481.96	118.02

	Monthly rate of return		2.25%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Managed Futures Index Series 3